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                                                                    Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                           EAGLE FOOD CENTERS

                                                P.O. Box 6700, Rock Island,
                                                Illinois 61204-6700 Executive
                                                Offices & Distribution Center
                                                Route 67 & Knoxville Road,
                                                Milan, Illinois 61264 Telephone:
                                                309-787-7700/Fax: 309-787-7895

                                    FROM: S. Patric Plumley

                                    TITLE: Senior Vice President-CFO

                                    DATE: February 19, 2001

      MILAN, ILLINOIS. - February 19, 2001. Eagle Food Centers, Inc. (NASDAQ:
EGLE) reported today that it has filed a request for an appeal in connection with the recent decision by staff of the Nasdaq Stock Market, Inc. ("Nasdaq") to delist the Company's securities from the Nasdaq National Market. Eagle's request for an appeal of the staff's decision has suspended the delisting process pending resolution of that appeal.

      By letter dated November 13, 2000, Nasdaq staff informed the Company that the Company had not maintained a minimum market value of public float and a minimum bid price for 30 consecutive trading days as required for continued listing on the Nasdaq National Market. Nasdaq staff had determined that the Company's common stock would be subject to delisting from quotation on the Nasdaq National Market at the opening of business on February 14, 2001. On February 12, 2001, the Company delivered a request for an appeal to the Nasdaq Listing Qualifications Panel. Because of the Company's request for an appeal, the delisting process has been suspended pending resolution of the appeal.

      The Company has prepared a plan which is expected to achieve compliance with the listing requirements of the Nasdaq National Market and will present the plan to the Nasdaq Listing Qualifications Panel during the appeal.

      Eagle Food Centers, Inc., is a leading regional supermarket chain headquartered in Milan, Illinois, operating 64 stores in northern and central Illinois and eastern Iowa under the trade names of Eagle Country Markets and BOGO'S Food and Deals.

                                       ###

      This press release may include statements that constitute "forward-looking" statements. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to, Nasdaq's discretion regarding delisting of the Company's stock, failure of the Company's plan to achieve compliance, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.